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                                                                  Exhibit (d)(6)

                    Contact:  HARVEYS CASINO RESORTS
                              John J. McLaughlin
                              Chief Financial Officer
                              (775) 588-2411


FOR IMMEDIATE RELEASE:
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January 12, 2001


                         HARVEYS CASINO RESORTS EXTENDS
                  MERGER AGREEMENT WITH PINNACLE ENTERTAINMENT

     Lake Tahoe, Nevada - Harveys Casino Resorts announced today that Harveys has extended the outside termination date of its previously announced acquisition of Pinnacle Entertainment, Inc. (f/k/a Hollywood Park, Inc.), from January 15, 2001 to January 31, 2001, subject to Harveys' right to elect one or more subsequent outside termination dates at any time and from time to time in its sole discretion in accordance with the merger agreement. Harveys intends to continue to evaluate the prospects for the transaction, but cannot assure that a transaction will be consummated.

     Founded in 1944 by Harvey and Llewellyn Gross, Harveys Casino Resorts wholly owns and operates Harveys Resort Hotel/Casino, a AAA Four-Diamond full-service resort at Lake Tahoe, Nevada; Harveys Wagon Wheel Hotel/Casino in Central City, Colorado; and Harveys Casino Hotel in Council Bluffs, Iowa. Harveys also manages Bluffs Run Casino in Council Bluffs, Iowa.

     This press release contains "forward-looking statements," as defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, with respect to Harveys' respective expectations or beliefs concerning future events, including statements about the consummation of Harveys' acquisition of Pinnacle. These statements are based on managements' current expectations and are subject to risks and uncertainties, some or all of which are not predictable or within Harveys' control, which could cause actual results to differ materially from expected results. These risks and uncertainties include, but are not limited to (a) ability to secure financing to complete the transaction, (b) obtaining and retaining gaming licenses and regulatory approvals, (c) changes in the gaming markets in which Harveys operates, (d) risks and uncertainties inherent in the gaming industry, (e) other risks and uncertainties related to the ability of the parties to consummate Harveys' acquisition of Pinnacle and (f) other risks as detailed from time to time in Harveys' filings with the Securities and Exchange Commission. All future written and verbal forward-looking statements attributable to Harveys or any person acting on Harveys' behalf are expressly qualified in their entirety by the cautionary
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statements contained or referred to in this section.  Harveys and its affiliates undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.